UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

AMRI Rensselaer, Inc., a wholly-owned subsidiary of Albany Molecular Research, Inc. (“the Company”) and Actavis Group, a subsidiary of Watson Pharmaceuticals, Inc. (“Actavis”) are parties to a long term Development and Supply Agreement (the “Agreement”). Under the Agreement, the Company supplies four amphetamine salts (“API”) to Actavis. In addition to compensation for the supply of API, the Company receives royalties on Actavis’ sales of any finished drug product that incorporates the API, for a period of five years from the last date of FDA approval of any such finished drug product.

Actavis received FDA approval of its abbreviated new drug application (“ANDA”) for generic Adderall XR® on June 25, 2012. Actavis received FDA approval of its ANDA for extended release formulations of dextroamphetamine sulfate on November 30, 2012. Under the Agreement, the Company receives or will receive royalty payments on sales of both finished drug products. The Agreement became material as result of such royalties becoming payable.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a redacted copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2012. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that it be permitted to redact certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

The information in this Report on Form 8-K is intended to be furnished and shall not be deemed “filed” for purposes of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

We do not have, and expressly disclaim, any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Adderall XR® is a registered trademark of Shire LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2012	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Michael M. Nolan
Name: Michael M. Nolan
Title: Vice President, Chief Financial Officer and Treasurer